EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION

                                       OF

                                ASPI EUROPE, INC.

                          a Delaware stock corporation


                                 ARTICLE I. NAME

     The name of the corporation is ASPi Europe, Inc. (the "Corporation").


               ARTICLE II. REGISTERED OFFICE AND REGISTERED AGENT

     The address of its registered office in the State of Delaware is c/o CT Corporation Systems, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of the registered agent at such address is CT Corporation Systems.

                              ARTICLE III. PURPOSES

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                ARTICLE IV. STOCK

     4.1  Authorized Shares

          The Corporation is authorized to issue an aggregate of One Hundred Million (100,000,000) shares of capital stock (the "Authorized Shares"), with each share having a par value of $0.001. The capital stock shall consist of two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock that the Corporation shall have authority to issue is Fifty Million (50,000,000). The total number of shares of Preferred Stock that the Corporation shall have authority to issue is Fifty Million (50,000,000).

     4.2  Common Stock

          Subject to any preferential rights granted for any series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive dividends, out of the funds of the Corporation legally available therefor, at the rate and at the time or times, whether cumulative or noncumulative, as may be provided by the Board of Directors. The holders of shares of the Common Stock shall not be entitled to receive dividends thereon other than the dividends referred to in this section. The holders of shares of the Common Stock, on the basis of one vote per share, shall have the right to vote for the election of members of the Board of Directors and the right to vote on all other matters, expect those matters on which a separate class of the stockholders of the Corporation vote by class or series to the exclusion of the shares of the Common Stock.

     4.3  Preferred Stock

          The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed herein or in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, the determination or fixing of the following:

          (a) The number of shares of such series;

          (b) The designation of such series;

          (c) The dividends of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock and whether such dividends shall be cumulative or noncumulative;

          (d) Whether the shares of such series shall be subject to redemption by the Corporation and, if made subject to such redemption, the times, prices, rates, adjustments, and other terms and conditions of such redemption;

          (e) The terms and amounts of any sinking fund provided for the purchase or redemption of the shares of such series;

          (f) Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the Corporation and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

          (g) The extent, if any, to which the holders of the shares of such series shall be entitled to vote with respect to the election of the members of the Board of Directors or otherwise, including the right to elect a specified number or class of directors, the number or percentage of votes required for certain actions, and the extent to which a vote by class or series shall be required for certain actions;

          (h) The restrictions, if any, on the issue or reissue of any Preferred Stock;

          (i) The rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of the assets of, the Corporation; and

          (j) The extent, if any, to which any committee of the Board of Directors may fix the designations and any of the preferences or rights of the shares of such series relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into or exchange of such shares for shares of any other class or classes of stock of the Corporation or any other series of the same or any other class or classes of stock of the Corporation, or fix the number of shares of any such series or authorize the increase or decrease in the shares of such series.

     4.4  Issuance of Shares

          The Corporation may from time to time issue and dispose of any of the Authorized Shares for such consideration as may be fixed from time to time by the Board of Directors, without action by the stockholders. The Board of Directors may provide for payment therefor to be received by the Corporation in cash, property, services or such other consideration as is approved by the Board of Directors. Any and all Authorized Shares of the Corporation, the issuance of which has been so authorized, and for which consideration so fixed by the Board of Directors has been paid or delivered, shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon.

                       ARTICLE V. ACTION WITHOUT A MEETING

     Any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

                        ARTICLE VI. NO CUMULATIVE VOTING

     The right to cumulate votes in the election of members of the Board of Directors shall not exist with respect to shares of stock of the Corporation.

                        ARTICLE VII. NO PREEMPTIVE RIGHTS

     No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of the Corporation.

                           ARTICLE VIII. INCORPORATOR

     The name and mailing address of the incorporator is as follows:

         Name                                 Mailing Address
         ----                                 ---------------
         Tiffanie Kilmer                      Dorsey & Whitney LLP
                                              1420 Fifth Avenue, Suite 3400
                                              Seattle, WA  98101


                              ARTICLE IX. DIRECTORS

     The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors shall be specified in the Bylaws, except that the Corporation shall have three (3) initial directors, whose names and mailing addresses are as follows:

         Name                                 Mailing Address
         ----                                 ---------------
         Patrick McGrath                      1940 West 11th Avenue
                                              Vancouver, British Columbia
                                              Canada V6J 2C6


         Damon Poole                          27 Avenue de la Costa, Suite 516
                                              Monte Carlo  98000
                                              Monacco

         Raeanne Steele                       1050 Jefferson Avenue
                                              West Vancouver, British Columbia
                                              Canada V7T 2A5


     The initial directors shall serve until the first annual meeting of stockholders and until their successors are elected and qualified. The directors need not be elected by ballot unless required by the Bylaws of the Corporation.

                                ARTICLE X. BYLAWS

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.


              ARTICLE XI. AMENDMENT OF CERTIFICATE OF INCORPORATION

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


                         ARTICLE XII. PERPETUAL DURATION

     The Corporation is to have perpetual existence.


                 ARTICLE XIII. LIMITATION OF DIRECTOR LIABILITY

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the effective date of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.



  /s/ Tiffanie Kilmer                           Date:
  --------------------------------                    ----------------------
  Tiffanie Kilmer, Incorporator